UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):March 1, 2008
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

914 N Jefferson Street	72764
Springdale, Arkansas	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On March 3, 2008, Advanced Environmental Recycling Technologies, Inc. announced the appointment of Tim Morrison as new President of the Company. The former President, Joe G. Brooks, continues as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Morrison, aged 49, has most recently served as Site Manager for the Texas manufacturing division of Valspar Corporation from February 2007 to March 1, 2008. From March 2003 to February 2007, he served as Site Manager for OCI Chemical. Mr. Morrison brings over 25 years of manufacturing experience to the Company, having begun his business career as an engineer with Dow Chemical in 1981. He received his BS in Chemical Engineering from the University of Alabama and received an MBA from the University of Southern California.
     The Company and Mr. Morrison agreed to a compensation package providing for an annual base salary of $200,000, and an annual bonus of 25% to 100% of his base salary depending on the achievement of performance measures to be established from time to time by the Company’s compensation committee. He is being provided a moving allowance of up to $50,000. Additionally, Mr. Morrison will be granted 150,000 shares of restricted stock each year over the next three years, contingent upon the achievement of performance measures to be established from time to time by the Company’s compensation committee. The stock vests at 25% per year over a four year period.
     As part of Mr. Morrison’s employment agreement he will receive an amount equal to three times his previous year’s annual salary and bonus if there is a change in control of ownership of AERT within the first three years of his employment. Additionally, if he is terminated without cause within the first three years of his employment, he will receive 18 months of pay based on his previous year’s annual salary and bonus.
     Mr Morrison is not a party to any prior contractual arrangements or other disclosable events involving the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Press release issued March 3, 2008 announcing the above-referenced changes in executive officers.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman and Chief Executive Officer

Date: March 14, 2008

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